Exhibit 10.1

March 12, 2025

Dear Tony Iskander,

I am very pleased to extend to you the following offer to join Leslie's Poolmart, Inc. (the "Company") as our Interim Chief Financial Officer (“CFO”), effective March 14, 2025. We look forward to having you join our Company, and I am confident that you will be able to make significant contributions to support our growth at Leslie's.

Position Details: The Interim CFO role will report directly to Jason McDonell, Chief Executive Officer, and will also serve as Leslie’s Corporate Treasurer.

Effective Date: To be mutually agreed upon, but the Company is prepared to have you start your employment no later than March 14, 2025. You and the Company agree to negotiate in good faith a new offer letter no later than six (6) months following your start date with the Company.

Base Salary: Your base annual salary will be $550,000, less normal withholdings, paid consistently with the Company's standard bi-weekly payroll practices.

Monthly Bonus as Interim: The Company will pay you a monthly bonus of $34,375 for each completed month as Interim CFO. Bonus payments are subject to continuous active employment, maintaining positive performance, and remaining in good standing with the Company.

Benefits Program: You will be eligible to participate in Leslie's standard fringe benefits program, subject to and on a basis consistent with the terms and conditions of any such plans. Such benefits currently include health & welfare insurance, our 401(k) retirement savings plan, four (4) weeks of vacation, and certain paid holidays, among other perks.

Health insurance eligibility will begin on your date of hire, while eligibility for other fringe benefits may be subject to additional qualifying criteria. You will receive more detailed information about our benefits program from Leslie’s Human Resources.

Terms of Employment: Once you complete the required disclosures and authorization documents, a background check will be performed. This offer of employment is contingent on the satisfactory completion of the pre-hire screening process, including your timely participation and cooperation in all steps necessary to complete the background check and our approval of the results.

As we must include in all offers of employment, we mention that your employment is at-will, and therefore, your employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at your option or the Company's option. Although other terms and conditions of employment may change, this at-will employment relationship, as defined above, will remain in effect throughout your employment with the Company. Notwithstanding the above, in the event of a termination without cause, the Company shall provide you with thirty (30) days notice of such termination and will be eligible to receive periodic severance payments for a duration of three (3) months following any such termination without cause subject to your execution of a general release between or among the Company and you in form and substance satisfactory to the Company. This letter does not represent an employment contract, but rather an offer of employment and description of benefits.

We would be extremely pleased to have you join the Leslie's team, as we sincerely believe that you will find succeeding with the team to be very gratifying and personally rewarding. We have a great deal of confidence in you, and I recognize your ability to add significant value to our business.

If there is anything that I can do to help you with this important decision, please let me know.

Sincerely yours,

Naomi Cramer

Chief People Officer

Accepted by Tony Iskander:

/s/ Tony Iskander 3/13/2025

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Tony Iskander Date

/s/ Naomi Cramer 3/13/2025

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Naomi Cramer Date